UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 28, 2026
McKESSON CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13252	94-3207296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6555 State Hwy 161
Irving, TX 75039
(Address of Principal Executive Offices, and Zip Code)
(972) 446-4800
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	MCK	New York Stock Exchange
1.625% Notes due 2026	MCK26	New York Stock Exchange
3.125% Notes due 2029	MCK29	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.
On April 24, 2026, McKesson Corporation (“McKesson” or the “Company”) entered into a Credit Agreement (the “New Revolving Credit Facility”) among the Company, as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto. The New Revolving Credit Facility replaces the Company’s existing $1.0 billion 364-day senior unsecured revolving credit facility, dated as of May 8, 2025 (the “Existing 364-Day Credit Facility”) and the Company’s existing $4.0 billion five-year senior unsecured revolving credit facility, dated as of November 7, 2022, as amended (the “Existing Credit Facility” and, together with the Existing 364-Day Credit Facility, the “Existing Credit Facilities”), which was filed with the Securities and Exchange Commission on November 7, 2022 as Exhibit 10.1 to McKesson’s Current Report on Form 8-K. The Existing 364-Day Credit Facility was scheduled to mature in May 2026 and provided a revolving line of credit of up to $1.0 billion. The Existing Credit Facility was scheduled to mature in November 2029 and provided a revolving line of credit available of up to $4.0 billion and a $3.6 billion aggregate sublimit of availability in Canadian Dollars, British Pound Sterling and Euros. There were no borrowings outstanding under the Existing Credit Facilities at the time of termination.

Under the New Revolving Credit Facility, which is scheduled to mature in April 2031, the Company has available a revolving line of credit of up to $5.0 billion with a $4.5 billion aggregate sublimit for borrowings in Canadian Dollars, British Pound Sterling and Euros, which is able to be increased subject to the terms provided therein. The New Revolving Credit Facility requires that the Company maintain a total debt to Consolidated EBITDA ratio of no greater than 4.25x to 1.00 (with a temporary step-up to 4.75x to 1.00 upon election by the Company after the consummation of an acquisition involving payment of cash consideration of at least $500 million), excluding any indebtedness of the Company’s Medical-Surgical Solutions segment (“MMS”) and the portion of Consolidated EBITDA attributable to MMS. The remaining terms and conditions of the New Revolving Credit Facility are substantially similar to those previously in place under the Existing Credit Facility.

Borrowings under the New Revolving Credit Facility will bear interest, at the Borrower’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the greatest of (1) the “prime rate” as quoted by the Wall Street Journal, (2) the federal funds effective rate plus 0.50% and (3) the Term SOFR rate plus 1.00%, (b) a SOFR rate determined by reference to the secured overnight financing rate published by the CME Group Benchmark Administration Limited for the interest period relevant to such borrowing or (c) a rate determined by the relevant rate administrator for loans denominated in Euros, Sterling or Canadian Dollars. The margin for the New Revolving Credit Facility will be based on a ratings-based pricing grid ranging from 0% to 0.25%, in the case of base rate loans, 0.625% to 1.25%, in the case of SOFR rate loans and 0.625% to 1.25%, in the case of loans denominated in Euros, Sterling or Canadian Dollars.

In the event of an event of default under the New Revolving Credit Facility, the lenders may elect, among other things, to declare any unpaid amounts under the New Revolving Credit Facility to be immediately due and payable.

In the ordinary course of their respective businesses, the lenders under the Existing Credit Facilities and the New Revolving Credit Facility and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, advisory roles and other commercial dealings in the ordinary course of business with the Company and/or its affiliates. They have received, or may in the future receive, customary fees and commissions for these services.

The above description of the New Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text the New Revolving Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02    Termination of a Material Definitive Agreement.
The information in Item 1.01 above regarding the termination of the Existing Credit Facilities effective upon the April 24, 2026, entry into the New Revolving Credit Facility and related disclosures is hereby incorporated by reference into this Item 1.02.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of April 24, 2026, among the Company, as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto
104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 28, 2026

McKesson Corporation

By:	/s/ Britt J. Vitalone
Britt J. Vitalone
Executive Vice President and
Chief Financial Officer